Description
The Mexico Fund, Inc. (the “Fund”) is a non-diversified closed-end management investment company with the investment objective of long-term capital appreciation through investments in securities, primarily equity, listed on the Mexican Stock Exchanges. The Fund provides a vehicle to investors who wish to invest in Mexican companies through a managed non-diversified portfolio as part of their overall investment program. The Fund’s shares are listed and traded on the New York Stock Exchange (“NYSE”) under the symbol “MXF.”

Managed Distribution Plan (“MDP”)
The Board of Directors of the Fund has authorized quarterly distributions of $0.18 per share under the MDP. With each distribution, the Fund will issue a notice to stockholders and an accompanying press release, which will provide detailed information regarding the amount and composition of the distribution and other information required by the Fund’s MDP exemptive order. The Fund’s Board of Directors may amend or terminate the MDP at any time without prior notice to stockholders. You should not draw any conclusions about the Fund’s investment performance from the amount of distributions or from the terms of the Fund’s MDP.

Highlights
Total Net Assets (million)[1]	$249.94	Daily Average Number of Shares Traded[2]	8,877
NAV per share[1]	$16.66	Outstanding Shares[3]	15,005,224
Closing price[2]	$14.39	Expense Ratio (4/30/2022)	1.32%
Discount	13.63%	Portfolio Turnover (4/30/2022)	12.83%

Performance[1]	Cumulative			Annualized
	1 Month	YTD	1 Year	3 Years	5 Years	10 Years
MXF Market Price	0.98%	-5.18%	-2.25%	7.93%	0.22%	0.82%
MXF NAV	-0.16%	-6.41%	-3.52%	8.04%	0.00%	0.95%
MSCI Mexico Index	-0.37%	-7.66%	-3.00%	6.63%	-1.46%	-0.56%
These figures represent past performance. Past performance does not guarantee future results. The Fund's investment return and principal value will fluctuate so that an investor's shares, at the time of sale, may be worth more or less than their original cost. Current performance may be lower or higher than the performance quoted above.

1 Source: Impulsora del Fondo México, S.C. Performance figures take into account reinvestments of distributions.
2 Source: NYSE. Shares traded figure represents average volume traded on U.S. consolidated markets during the month.
3 During July 2022, the Fund repurchased no shares.

Top Ten Holdings (68.65% of Net Assets)
1 América Móvil	15.24%	6 Cemex	4.20%
2 Wal-Mart de México	11.17%	7 Kimberly-Clark de México	4.13%
3 Grupo Financiero Banorte	9.11%	8 Grupo Aeroportuario del Pacífico	3.69%
4 Grupo México	7.65%	9 Alfa	3.69%
5 Fomento Económico Mexicano	6.24%	10 Orbia Advance Corporation	3.53%
Holdings are subject to change and are provided for informational purposes only and should not be deemed as a recommendation to buy or sell the securities shown.

Fund Manager´s Comments
Global equity markets recorded mostly positive returns during July 2022. During the month, the MSCI World Index increased 7.9% and the MSCI Emerging Markets Index decreased 0.7%, affected by negative returns in Asia. Global central banks kept tightening their monetary policies; the U.S. Federal Reserve (the “Fed”) increased for the second consecutive meeting its target interest rate by 75 basis points to a range of 2.25% and 2.50%, while the European Central Bank also increased its three key interest rates by 50 basis points each, with the main refinancing rate standing at 0.50%. The DJIA and the S&P 500 increased 6.7% and 9.1%, respectively; while the interest rate on the 10-year Treasury note decreased 36 basis points to 2.65% and the U.S. dollar appreciated 1.2% (measured by the DXY Index4), during July 2022. In Mexico, the MSCI Mexico Index registered a decrease of 0.37% and the Mexican peso depreciated 1.2% during the month to Ps. $20.37, whereas the Fund’s NAV decreased 0.16%, outperforming its benchmark.

In local news, Mexico´s preliminary GDP5 for the second quarter of 2022 reported an annual increase of 1.9%. Regarding credit ratings, S&P revised the outlook on Mexico´s long-term rating from negative to stable and affirmed its ‘BBB’ credit rating, as it expects Mexico to maintain cautious fiscal and monetary policies and do not foresee passage of constitutional initiatives that could affect the business climate. However, Moody´s downgraded its Mexico credit rating one notch to ‘Baa2’, aligning it to the credit ratings given by its peers, as it expects that Mexico’s economic and fiscal trends will continue to gradually undermine its overall credit profile, while it changed its outlook to stable from negative. Despite Moody´s downgrade, Mexico maintains its investment grade credit rating. Mexican-listed companies reported positive financial results for the second quarter of 2022, with strong growth in sales of 14.4% versus the second quarter of 2021, while Ebitda increased 2.6% given cost pressures caused by the current high global inflation.

The information presented in this report has been derived from the sources indicated. Neither The Mexico Fund, Inc. nor its Adviser, Impulsora del Fondo México, S.C., has independently verified or confirmed the information presented herein.
Important Risk Disclosure
All performance shown is historical. Closed-end funds are traded on the secondary market through one of the stock exchanges. Shares of closed-end funds may trade above (premium) or below (discount) the NAV of the fund’s portfolio. The NAV is the value of an entity’s assets less the value of its liabilities. The Market Price is the current price at which an asset can be bought or sold. There is no assurance that the Fund will achieve its investment objective.

An investment in the Fund entails special risk considerations, including among others the risks of foreign investments, Mexican investments, market illiquidity and volatility, market corrections, risks associated with the Mexican economy, political factors and security, currency exchange rate fluctuations, NAV discount risk, foreign custody risk, dollar denominated investments risk and risks associated with the concentration of the Mexican equity market. Investors should consider their investment goals, time horizons and risk tolerance before investing in the Fund. An investment in the Fund is not appropriate for all investors, and the Fund is not intended to be a complete investment program. Investors should carefully review and consider the Fund's investment objective, risks, charges and expenses before investing.

4 DXY Index computes the value of the U.S. dollar relative to a basket of foreign currencies.
5 Figures for preliminary GDP are seasonally adjusted.